Exhibit 99

CyberOptics Reports First Quarter Operating Results

Strong Sales Growth Paced by Higher Volumes

of 3D MRS Sensors and WaferSense Products

Minneapolis, MN—April 24, 2018—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2018 ended March 31.

First quarter sales, which exceeded the upper end of previously reported guidance, totaled $14.1 million, an increase of 18% from $11.9 million in the year-earlier quarter. CyberOptics reported a net loss of $173,000 or $.02 per share in this year’s first quarter, compared to the net loss of $214,000 or $.03 per share posted in the first quarter of 2017.

Total sensor sales increased 29% year-over-year to $5.1 million in the first quarter of 2018. Sales of 3D MRS-enabled sensors, primarily to KLA-Tencor and Nordson YESTECH, increased almost 300% to $2.1 million. Several semiconductor manufacturers are evaluating CyberOptics’ mid-end semiconductor inspection sensors, which utilize the company’s Multi-Reflection Suppression (MRS) technology. The company continues to expect initial sales of these sensors in the second half of 2018. CyberOptics is continuing to pursue new OEM relationships in its key vertical markets of surface mount technology (SMT), semiconductor and metrology.

First quarter sales of semiconductor sensors, principally the WaferSense product line, rose 36% year-over-year to $3.2 million, reflecting the growing acceptance of WaferSense products as important productivity enhancement tools by semiconductor manufacturers.

Sales of inspection systems declined 4% year-over-year to $4.5 million in the first quarter of 2018. Sales of 3D MRS-enabled SQ3000 Automated Optical Inspection (AOI) systems rose 21% to $2.1 million during this period. The impact of this gain was offset by reduced demand for legacy 2D AOI and solder paste inspection systems. CyberOptics added six new SQ3000 customers during the first quarter of 2018 as growing numbers of manufacturers are recognizing the competitive capabilities of the system’s 3D MRS-enabled sensor technology. However, the company’s gross margin was affected by lower prices for both its 2D and 3D inspection systems in the broader SMT market.

Sales of general-purpose metrology products increased 40% year-over-year to $1.4 million in the first quarter, driven by legacy scanning products and services. Potential metrology customers are showing interest in the recently launched SQ3000 3D CMM system, which incorporates the SQ3000’s AOI inspection capabilities with metrology functionality.

Total first quarter sales of 3D MRS-enabled products, including sensors, inspection systems and metrology products, increased 90% year-over-year to $4.3 million.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are very encouraged by the progress that our 3D MRS sensor technology is making in our key vertical markets of SMT, semiconductor and metrology due to its demonstrated competitive advantages. We also are very optimistic about the future prospects of our WaferSense product family.”

CyberOptics ended the first quarter of 2018 with an order backlog of $12.1 million, up from $11.4 million at the end of the fourth quarter of 2017. The company is forecasting sales of $14.0 to $15.5 million for the second quarter of 2018 ending June 30.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in SMT and semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, mid-end semiconductor inspection sensors and CyberGage360 product; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

#          #          #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 9:00 AM Eastern today. Investors can access this call toll-free at 866-548-4713 prior to the start of the call by providing the conference ID: 1622482. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 1622482. The replay will be available for 30 days following the call.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2018	2017
Revenue	$14,120	$11,920
Cost of revenue	7,901	6,522
Gross margin	6,219	5,398
Research and development expenses	2,180	1,950
Selling, general and administrative expenses	4,340	3,970
Amortization of intangibles	17	17
Loss from operations	(318)	(539)
Interest income and other	62	(88)
Loss before income taxes	(256)	(627)
Benefit for income taxes	(83)	(413)
Net loss	$(173)	$(214)
Net loss per share - Basic	$(0.02)	$(0.03)
Net loss per share - Diluted	$(0.02)	$(0.03)
Weighted average shares outstanding - Basic	6,986	6,912
Weighted average shares outstanding - Diluted	6,986	6,912

Condensed Consolidated Balance Sheets
	Mar. 31, 2018
	(Unaudited)	Dec. 31, 2017
Assets
Cash and cash equivalents	$6,848	$6,944
Marketable securities	6,170	6,670
Accounts receivable, net	12,112	10,772
Inventories	14,673	14,393
Other current assets	1,842	1,593
Total current assets	41,645	40,372

Marketable securities	9,908	9,073
Intangible and other assets, net	1,718	1,746
Fixed assets, net	2,292	2,307
Other assets	264	261
Deferred tax assets	5,961	5,742
Total assets	$61,788	$59,501

Liabilities and Stockholders’ Equity
Accounts payable	$5,895	$4,294
Accrued expenses	3,140	2,678
Total current liabilities	9,035	6,972

Other liabilities	232	247
Total liabilities	9,267	7,219

Total stockholders’ equity	52,521	52,282
Total liabilities and stockholders’ equity	$61,788	$59,501